Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2022 Financial Results and 2023 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 27, 2023--Itron, Inc. (NASDAQ:ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its fourth quarter and full year ended Dec. 31, 2022. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $467 million and $1.8 billion;
  Quarterly and full year gross margin of 30.1% and 29.1%;
  Quarterly GAAP net income of $22 million and a full year loss of $(10) million;
  Quarterly GAAP diluted earnings per share of $0.49 and a full year loss per share of $(0.22);
  Quarterly and full year non-GAAP diluted earnings per share of $0.71 and $1.13;
  Quarterly and full year adjusted EBITDA of $34 million and $95 million; and
  Total backlog of $4.6 billion.

"Strong market demand continued in the fourth quarter with our total backlog setting a new record for the third consecutive quarter,” said Tom Deitrich, Itron’s president and CEO.

“Our fourth quarter results were a step in the right direction. The supply environment remains volatile but is showing signs of improvement.”

Summary of Fourth Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $467 million decreased 4% compared with the fourth quarter of 2021, or flat excluding the impact of changes in foreign currency exchange rates. Revenue declined due to the sale of the C&I gas business in our Device Solutions segment, offset by higher sales in the Network Solutions and Outcomes segments.

Outcomes revenue increased 4% driven by higher software license and product sales, partially offset by the decline in EMEA prepay business. Networked Solutions revenue increased 14% primarily due to higher volume and improved pricing. Device Solutions revenue decreased (36%). Normalized for the sale of the C&I gas business and changes in foreign exchange rates, Devices revenue was down (11%).

Gross Margin

Consolidated gross margin of 30.1% increased 510 basis points compared with the fourth quarter of 2021 driven by favorable mix, partially offset by elevated component costs.

Operating Income (loss), Net Income (loss) and Earnings (loss) per Share (EPS)

GAAP operating income of $12 million compared with an operating loss of $(107) million in 2021. The increase was primarily due to lower GAAP operating expenses driven by less restructuring and divestiture activities. The increase was also driven by higher gross profit in Q4 2022.

Non-GAAP operating income of $25 million compared with non-GAAP operating loss of $(7) million in 2021. The increase was due to higher gross profit and lower non-GAAP operating expenses.

GAAP net income attributable to Itron, Inc. for the quarter was $22 million, or $0.49 per diluted share, compared with a net loss of $(59) million, or $(1.30) per share, in 2021. The increase in net income and EPS was primarily due to higher GAAP operating income, partially offset by a lower tax benefit.

Non-GAAP net income was $32 million, or $0.71 per diluted share, compared with $34 million, or $0.75 per diluted share in 2021. The decrease was due to a prior year non-GAAP tax benefit driven by the impact of certain transfers of business activities and assets, partially offset by higher non-GAAP operating income.

Cash Flow

In the fourth quarter, net cash provided by operating activities was $(13) million compared with $14 million in 2021. Free cash flow was $(18) million compared with $7 million in the prior year. The decrease in cash flow was due to working capital outflow, partially offset by higher non-GAAP EBITDA.

Other Measures

Bookings in the fourth quarter totaled $898 million driving a book to bill ratio of 1.9 to 1. Ending total backlog is at a new record level of $4.6 billion, at the end of the quarter.

Financial Guidance

Itron’s guidance for the full year 2023 is as follows:

  Revenue between $1.85 and $1.95 billion
  Non-GAAP diluted EPS between $0.70 and $1.10

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.05 in 2023, diluted weighted average shares outstanding of approximately 45.7 million for the year, and a non-GAAP effective tax rate for the year of approximately 28%.

Given the supply environment, our outlook for the first quarter of 2023 is as follows:

  Revenue between $460 and $475 million
  Non-GAAP diluted EPS between $0.05 and $0.15

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Other Events

The company announced a new restructuring plan to optimize global supply chain and manufacturing operations and to reduce company overhead.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 10 a.m. EST on Feb. 27, 2023. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes prior to the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A webcast replay of the conference call will be available through Mar. 4, 2023 and may be accessed on the company's website at http://investors.itron.com/events.cfm.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec. 31, 2021 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, free cash flow, and constant currency. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues
Product revenues	$392,744	$412,725	$1,500,243	$1,678,195
Service revenues	74,747	72,912	295,321	303,377
Total revenues	467,491	485,637	1,795,564	1,981,572
Cost of revenues
Product cost of revenues	283,836	322,307	1,102,475	1,231,230
Services cost of revenues	42,857	42,043	170,900	177,173
Total cost of revenues	326,693	364,350	1,273,375	1,408,403

Gross profit	140,798	121,287	522,189	573,169

Operating expenses
Sales, general and administrative	77,729	78,546	290,453	300,520
Research and development	46,627	49,856	185,098	197,235
Amortization of intangible assets	6,266	8,887	25,717	35,801
Restructuring	(2,528)	55,453	(13,625)	54,623
Loss on sale of businesses	323	36,015	3,505	64,289
Goodwill impairment	—	—	38,480	—
Total operating expenses	128,417	228,757	529,628	652,468

Operating income (loss)	12,381	(107,470)	(7,439)	(79,299)
Other income (expense)
Interest income	1,266	231	2,633	1,557
Interest expense	(1,793)	(1,531)	(6,724)	(28,638)
Other income (expense), net	(1,073)	(746)	(4,213)	(17,430)
Total other income (expense)	(1,600)	(2,046)	(8,304)	(44,511)

Income (loss) before income taxes	10,781	(109,516)	(15,743)	(123,810)
Income tax benefit	11,169	51,093	6,196	45,512
Net income (loss)	21,950	(58,423)	(9,547)	(78,298)
Net income (loss) attributable to noncontrolling interests	(262)	443	185	2,957
Net income (loss) attributable to Itron, Inc.	$22,212	$(58,866)	$(9,732)	$(81,255)

Net income (loss) per common share - Basic	$0.49	$(1.30)	$(0.22)	$(1.83)
Net income (loss) per common share - Diluted	$0.49	$(1.30)	$(0.22)	$(1.83)

Weighted average common shares outstanding - Basic	45,179	45,246	45,101	44,301
Weighted average common shares outstanding - Diluted	45,419	45,246	45,101	44,301

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Product revenues
Device Solutions	$99,142	$154,295	$433,354	$635,103
Networked Solutions	270,798	238,134	1,002,156	974,531
Outcomes	22,804	20,296	64,733	68,561
Total Company	$392,744	$412,725	$1,500,243	$1,678,195

Service revenues
Device Solutions	$1,190	$2,827	$5,356	$10,001
Networked Solutions	30,316	26,627	117,112	118,100
Outcomes	43,241	43,458	172,853	175,276
Total Company	$74,747	$72,912	$295,321	$303,377

Total revenues
Device Solutions	$100,332	$157,122	$438,710	$645,104
Networked Solutions	301,114	264,761	1,119,268	1,092,631
Outcomes	66,045	63,754	237,586	243,837
Total Company	$467,491	$485,637	$1,795,564	$1,981,572

Gross profit
Device Solutions	$11,289	$14,127	$61,778	$99,355
Networked Solutions	98,820	80,006	361,975	378,633
Outcomes	30,689	27,154	98,436	95,181
Total Company	$140,798	$121,287	$522,189	$573,169

Operating income (loss)
Device Solutions	$2,600	$3,433	$26,703	$57,217
Networked Solutions	70,339	49,363	248,268	254,434
Outcomes	17,458	15,984	46,247	50,631
Corporate unallocated	(78,016)	(176,250)	(328,657)	(441,581)
Total Company	$12,381	$(107,470)	$(7,439)	$(79,299)

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$202,007	$162,579
Accounts receivable, net	280,435	298,459
Inventories	228,701	165,799
Other current assets	118,441	123,092
Total current assets	829,584	749,929

Property, plant, and equipment, net	140,123	163,184
Deferred tax assets, net	211,982	181,472
Other long-term assets	39,901	42,178
Operating lease right-of-use assets, net	52,826	65,523
Intangible assets, net	64,941	92,529
Goodwill	1,038,721	1,098,975
Total assets	$2,378,078	$2,393,790

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$237,178	$193,129
Other current liabilities	42,869	81,253
Wages and benefits payable	89,431	113,532
Taxes payable	15,324	12,208
Current portion of warranty	18,203	18,406
Unearned revenue	95,567	82,816
Total current liabilities	498,572	501,344

Long-term debt, net	452,526	450,228
Long-term warranty	7,495	13,616
Pension benefit obligation	57,839	87,863
Deferred tax liabilities, net	833	2,000
Operating lease liabilities	44,370	57,314
Other long-term obligations	124,887	138,666
Total liabilities	1,186,522	1,251,031

Equity
Common stock	1,788,479	1,779,775
Accumulated other comprehensive loss, net	(94,674)	(148,098)
Accumulated deficit	(525,332)	(515,600)
Total Itron, Inc. shareholders' equity	1,168,473	1,116,077
Noncontrolling interests	23,083	26,682
Total equity	1,191,556	1,142,759
Total liabilities and equity	$2,378,078	$2,393,790

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Year Ended December 31,
	2022	2021
Operating activities
Net loss	$(9,547)	$(78,298)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of intangible assets	66,763	84,153
Non-cash operating lease expense	16,257	17,107
Stock-based compensation	21,881	23,618
Amortization of prepaid debt fees	3,499	18,253
Deferred taxes, net	(32,635)	(85,574)
Loss on sale of businesses	3,505	64,289
Loss on extinguishment of debt, net	—	10,000
Goodwill impairment	38,480	—
Restructuring, non-cash	(624)	8,744
Other adjustments, net	11,678	2,930
Changes in operating assets and liabilities, net of acquisitions and sale of businesses:
Accounts receivable	5,064	60,242
Inventories	(68,124)	(3,721)
Other current assets	(16,695)	41,461
Other long-term assets	(5,436)	4,515
Accounts payable, other current liabilities, and taxes payable	45,085	(23,330)
Wages and benefits payable	(21,749)	30,915
Unearned revenue	18,466	(29,366)
Warranty	(5,497)	(8,169)
Restructuring	(40,981)	15,967
Other operating, net	(4,890)	1,058
Net cash provided by operating activities	24,500	154,794

Investing activities
Net proceeds related to the sale of businesses	55,933	3,142
Acquisitions of property, plant, and equipment	(19,747)	(34,682)
Business acquisitions, net of cash and cash equivalents acquired	23	(8,670)
Other investing, net	4,307	5,326
Net cash provided by (used in) investing activities	40,516	(34,884)

Financing activities
Proceeds from borrowings	—	460,000
Payments on debt	—	(946,094)
Issuance of common stock	3,452	5,080
Proceeds from common stock offering	—	389,419
Proceeds from sale of warrants	—	45,349
Purchases of convertible note hedge contracts	—	(84,139)
Repurchase of common stock	(16,972)	(8,028)
Prepaid debt fees	(697)	(12,031)
Other financing, net	(4,520)	(2,443)
Net cash used in financing activities	(18,737)	(152,887)

Less: Cash classified within assets held for sale	—	(9,750)

Effect of foreign exchange rate changes on cash and cash equivalents	(6,851)	(1,627)
Increase (decrease) in cash and cash equivalents	39,428	(44,354)
Cash and cash equivalents at beginning of period	162,579	206,933
Cash and cash equivalents at end of period	$202,007	$162,579

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as restructuring, loss on sale of businesses, strategic initiative expenses, software project impairment, Russian currency translation write-off, goodwill impairment, or acquisition and integration related expenses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of businesses, strategic initiative expenses, software project impairment, Russian currency translation write-off, goodwill impairment, and acquisition and integration. We define non-GAAP operating income as operating income (loss) excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of businesses, strategic initiative expenses, software project impairment, Russian currency translation write-off, goodwill impairment, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are not related to our core operating results. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income (loss) attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of businesses, strategic initiative expenses, software project impairment, Russian currency translation write-off, goodwill impairment, acquisition and integration, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect the anti-dilutive impact of the convertible note hedge transaction entered into in connection with the 0% Convertible Notes due 2026 issued in March 2021. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (loss) (a) minus interest income, (b) plus interest expense, debt extinguishment, depreciation and amortization, restructuring, loss on sale of businesses, strategic initiative expenses, software project impairment, Russian currency translation write-off, goodwill impairment, acquisition and integration, and (c) excluding income tax benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts in the reconciliation.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$128,417	$228,757	$529,628	$652,468
Amortization of intangible assets	(6,266)	(8,887)	(25,717)	(35,801)
Restructuring	2,528	(55,453)	13,625	(54,623)
Loss on sale of businesses	(323)	(36,015)	(3,505)	(64,289)
Strategic initiative	—	—	(675)	—
Software project impairment	(8,719)	—	(8,719)	—
Russian currency translation write-off	—	—	(1,885)	—
Goodwill impairment	—	—	(38,480)	—
Acquisition and integration	(136)	(519)	(506)	(151)
Non-GAAP operating expenses	$115,501	$127,883	$463,766	$497,604

NON-GAAP OPERATING INCOME (LOSS)
GAAP operating income (loss)	$12,381	$(107,470)	$(7,439)	$(79,299)
Amortization of intangible assets	6,266	8,887	25,717	35,801
Restructuring	(2,528)	55,453	(13,625)	54,623
Loss on sale of businesses	323	36,015	3,505	64,289
Strategic initiative	—	—	675	—
Software project impairment	8,719	—	8,719	—
Russian currency translation write-off	—	—	1,885	—
Goodwill impairment	—	—	38,480	—
Acquisition and integration	136	519	506	151
Non-GAAP operating income (loss)	$25,297	$(6,596)	$58,423	$75,565

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$22,212	$(58,866)	$(9,732)	$(81,255)
Amortization of intangible assets	6,266	8,887	25,717	35,801
Amortization of debt placement fees	845	826	3,323	18,078
Debt extinguishment	—	—	—	11,681
Restructuring	(2,528)	55,453	(13,625)	54,623
Loss on sale of businesses	323	36,015	3,505	64,289
Strategic initiative	—	—	675	—
Software project impairment	8,719	—	8,719	—
Russian currency translation write-off	—	—	1,885	—
Goodwill impairment	—	—	38,480	—
Acquisition and integration	136	519	506	151
Income tax effect of non-GAAP adjustments	(3,803)	(8,774)	(8,466)	(25,265)
Non-GAAP net income attributable to Itron, Inc.	$32,170	$34,060	$50,987	$78,103
Non-GAAP diluted EPS	$0.71	$0.75	$1.13	$1.75
Non-GAAP weighted average common shares outstanding - Diluted	45,419	45,469	45,305	44,617

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, in thousands, except per share data)	2022	2021	2022	2021
ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$22,212	$(58,866)	$(9,732)	$(81,255)
Interest income	(1,266)	(231)	(2,633)	(1,557)
Interest expense	1,793	1,531	6,724	28,638
Income tax benefit	(11,169)	(51,093)	(6,196)	(45,512)
Debt extinguishment	—	—	—	11,681
Depreciation and amortization	16,151	19,901	66,763	84,153
Restructuring	(2,528)	55,453	(13,625)	54,623
Loss on sale of businesses	323	36,015	3,505	64,289
Strategic initiative	—	—	675	—
Software project impairment	8,719	—	8,719	—
Russian currency translation write-off	—	—	1,885	—
Goodwill impairment	—	—	38,480	—
Acquisition and integration	136	519	506	151
Adjusted EBITDA	$34,371	$3,229	$95,071	$115,211

FREE CASH FLOW
Net cash (used in) provided by operating activities	$(13,030)	$13,647	$24,500	$154,794
Acquisitions of property, plant, and equipment	(4,861)	(6,901)	(19,747)	(34,682)
Free Cash Flow	$(17,891)	$6,746	$4,753	$120,112

Contacts

Itron, Inc.
David Means
Director, Investor Relations
(737) 242-8448
david.means@itron.com